Exhibit 99.1

BlackRidge Technology Signs Term Sheet for Private Placement of up to $7.0 Million In Preferred Series B Shares with an Institutional Investor

RENO, NV – December 21, 2017 – BlackRidge Technology International, Inc. (OTCQB: BRTI), a leading provider of next generation cyber defense solutions, has entered into a term sheet for a private placement of $6.0 million with an option to invest an additional $1 million in preferred series B shares and warrants to purchase the Company's common stock. The Company anticipates that it will close the first tranche of the financing in January 2018.

The securities offered and sold in this private placement and the securities issuable upon any conversion or exercise, as applicable, thereof were not and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Details regarding this private placement can be found in BlackRidge Technology's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2017.

About BlackRidge Technology
BlackRidge Technology provides an adaptive cyber defense solution that enables our customers to deliver more secure and resilient business services in today's rapidly evolving technology and cyber threat environments. The BlackRidge Adaptive Trust solution provides end-to-end security that proactively isolates cloud services, protects servers and segments networks. Our patented First Packet Authentication™ technology authenticates user and device identity and enforces security policy on the first packet of network sessions. This new level of real-time protection blocks or redirects unidentified and unauthorized traffic to stop attacks and unauthorized access. BlackRidge was founded in 2010 to commercialize its military grade and patented network security technology. For more information, visit www.blackridge.us.

Forward-Looking Statements
All statements in this release that are not based on historical fact are "forward-looking statements." While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") on August 14, 2017, which can be found on the SEC's website at www.sec.gov. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Media Contact:
Sahl Communications
Kim Plyler
+1-484-554-5582
kim@sahlcomm.com
Investor Relations Contact:
MZ North America
Chris Tyson
+1-949-491-8235
BRTI@mzgroup.us